UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 30, 2016

Kibush Capital Corp.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-55256

(Commission File No.)

c/o McGee Law Firm, LLC

5635 N. Scottsdale Road, Suite 170

Scottsdale, Arizona 85250

(Address of principal executive offices and Zip Code)

+(61) 3 9846 4288

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2016, Aqua Mining Ltd., a subsidiary of Kibush Capital Corporation (the “Company”) and the owners of Paradise Gardens Development (PNG) Ltd of Papua New Guinea, Diract Pty Ltd as Trustee for Diract PNG Trust (the “Seller”), entered into a Settlement Agreement (the “Agreement”) finalizing over a year of negotiation regarding a draft Share Sale Agreement to acquire Paradise Gardens Development (PNG) Ltd (“Paradise Gardens”). Paradise Gardens is engaged in the business of logging and timber processing, but the Company has been serving as the management company for Paradise Gardens pursuant to a Management Agreement dated June 11, 2015. The purchase price to acquire 100% of the outstanding shares of the Paradise Gardens is AUS $26,250 ($19,687.50 USD) (the “Purchase Price”). The assets of Paradise Gardens include logging equipment, processing equipment, a lease, and other tangible and intangible property. The foregoing description of the Agreement contained herein is a summary of the material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 30, 2016, (the “Closing Date”), Aqua Mining Ltd., a subsidiary of the Company, completed its acquisition of Paradise Gardens pursuant to the Agreement disclosed in Section 1.01 above. The Company paid AUS $26,250 ($19,687.50 USD) to the Sellers to acquire 100% of the outstanding shares of the Paradise Gardens. The Purchase Price was funded through existing cash on hand including sums from prior loan proceeds.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.01 - Settlement Agreement dated September 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 12th day of October, 2016.

KIBUSH CAPITAL CORP.

BY:	/s/ Warren Sheppard
Warren Sheppard, President